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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING


(Check One):
[X] Form 10-K  [__] Form 11-K  [__] Form 20-F  [__] Form 10-Q  [__] Form N-SAR

                    For Period Ended:  June 30, 1998

                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR

                    For the Transition Period Ended:  Not Applicable

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         Not Applicable

                                     PART I
                             REGISTRANT INFORMATION


                              Ace*Comm Corporation
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                             Full Name of Registrant

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                            Former Name if Applicable

                             704 Quince Orchard Road
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            Address of Principal Executive Office (Street and Number)

                          Gaithersburg, Maryland 20878
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                            City, State and Zip Code




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                                     PART II
                             RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]      (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)  The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_]      (c)  The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

Certain information necessary to complete the Form 10-K could not be obtained on a timely basis without unreasonable effort or expense, in light of delays in the audit process. The subject Annual Report was filed on the date hereof.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Ariel Vannier                (202)                   962-4867
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             (Name)                  (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
          [X] Yes
          [__] No

(3) Is it anticipated that any significant change in results of operation from the corresponding period for the last fiscal year


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          will be reflected by the earnings statements to be included in the subject report or portion thereof? [X] Yes [ ] No

          The results are set forth in the subject annual report which was filed on the date hereof.

                              ACE*COMM Corporation
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                  (Name of Registrant as Specified in Charter)

             Has caused this notification to be signed on its behalf
                  by the undersigned thereunto duly authorized.

Date: September 29, 1998                           By: /s/ GEORGE T. JIMENEZ
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                                                       George T. Jimenez
                                                       President and CEO


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